BIOGEN REPORTS FIRST QUARTER 2021 RESULTS

First quarter revenue $2,694 million; GAAP diluted EPS $2.69;
Non-GAAP diluted EPS $5.34; 2021 earnings guidance raised
Regulatory filings for aducanumab submitted in additional global markets
Phase 2 study of BIIB124 (SAGE-324) in essential tremor met primary endpoint
Subcutaneous administration of TYSABRI approved in E.U.
Announced collaboration to expand biosimilars pipeline with Phase 3 asset
Cambridge, Mass., April 22, 2021 -- Biogen Inc. (Nasdaq: BIIB) today reported first quarter 2021 financial results.
“Our first quarter 2021 results were consistent with our expectations across MS, SMA, and biosimilars despite increased competition,” said Michel Vounatsos, Biogen’s Chief Executive Officer. “The launch of VUMERITY has continued to accelerate, providing a valuable new option for patients, and we continue to diligently manage operating expenses. We are pleased with our operational performance during the quarter, and we are increasing our earnings guidance for the full year.”
“With an anticipated regulatory decision for aducanumab in the U.S. and a number of exciting pivotal readouts expected this year in depression, choroideremia, and ALS, we continue to believe that 2021 will be a transformative year for Biogen,” Vounatsos said.
First Quarter 2021 Financial Results
•First quarter total revenue of $2,694 million decreased 24% versus the prior year at actual currency and decreased 25% at constant currency*.
◦Multiple sclerosis (MS) revenue, including royalties on sales of OCREVUS®, of $1,693 million decreased 26% versus the prior year at both actual and constant currency.
◦SPINRAZA® revenue of $521 million decreased 8% versus the prior year at actual currency and decreased 12% at constant currency.
◦Biosimilars revenue of $205 million decreased 6% versus the prior year at actual currency and decreased 13% at constant currency.
•First quarter GAAP net income and diluted earnings per share (EPS) attributable to Biogen Inc. were $410 million and $2.69, respectively.
•First quarter Non-GAAP net income and diluted EPS attributable to Biogen Inc. were $813 million and $5.34, respectively.
A reconciliation of GAAP to Non-GAAP financial measures included in this news release can be found in Table 4 at the end of this news release.
* Percentage changes in revenue growth at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. The current period’s foreign currency revenue values are converted into U.S. dollars using the average exchange rates from the prior period.

•First quarter 2021 cost of sales, R&D, and SG&A were:

(In millions)	Q1 '21	Q1 '20	Q1 '21 v. Q1 '20
GAAP cost of sales	$478	$454	(5%)
Non-GAAP cost of sales	$478	$454	(5%)

GAAP R&D	$514	$476	(8%)
Non-GAAP R&D	$514	$476	(8%)

GAAP SG&A	$595	$570	(4%)
Non-GAAP SG&A	$595	$569	(5%)
Note: Percent changes represented as favorable/(unfavorable)

•First quarter 2021 GAAP amortization and impairment of acquired intangible assets was $98 million, including an impairment charge of approximately $44 million related to vixotrigine (BIIB074) for the potential treatment of trigeminal neuralgia. These amounts are excluded from Non-GAAP results.
•First quarter 2021 GAAP and Non-GAAP net expense related to collaboration profit sharing was $68 million.
•First quarter 2021 GAAP other expense was $507 million, primarily driven by unrealized losses on our strategic equity investments of $442 million. First quarter 2021 Non-GAAP other expense was $61 million, primarily driven by interest expense and foreign exchange losses.
•First quarter 2021 effective GAAP and Non-GAAP tax rates were 9.5% and 15.7%, respectively. The first quarter 2021 effective GAAP tax rate was impacted by non-cash tax favorability from mark-to-market losses.
Financial Position
•As of March 31, 2021, Biogen had $7,267 million in total debt, and cash, cash equivalents, and marketable securities totaling $3,359 million, resulting in net debt of $3,908 million.
•In the first quarter of 2021 Biogen repurchased approximately 2.2 million shares of the Company’s common stock for a total value of $600 million. As of March 31, 2021, there was $4,000 million remaining under the share repurchase program authorized in October 2020.
•For the first quarter of 2021 the Company’s weighted average diluted shares were 152 million.
•First quarter 2021 cash from operations was $769 million. Capital expenditures were $93 million, and free cash flow, defined as cash flow from operations less capital expenditures, was $676 million.

Full Year 2021 Financial Guidance
For the full year 2021, Biogen is updating its guidance ranges as follows:

	Prior Guidance	Updated Guidance
Total revenue	$10.45 to $10.75 billion	$10.45 to $10.75 billion

Non-GAAP diluted EPS	$17.00 to $18.50	$17.50 to $19.00

Capital expenditures	$375 to $425 million	$375 to $425 million
This financial guidance assumes a currency headwind of approximately $80 million, net of hedging activities, to full year 2021 revenue due primarily to the strengthening of the U.S. dollar from January 1, 2021 through March 31, 2021. This guidance also assumes that foreign exchange rates as of March 31, 2021, will remain in effect for the remainder of the year, net of hedging activities.
This financial guidance continues to assume that aducanumab, an investigational treatment for Alzheimer’s disease, will be approved in the U.S. by June 7, 2021, although uncertainty remains on the U.S. Food and Drug Administration’s (FDA) decision. If aducanumab is approved in the U.S., Biogen expects an immediate launch with only modest revenue in 2021, ramping thereafter. This guidance also continues to assume rapid erosion of TECFIDERA® in the U.S. as well as significant erosion of RITUXAN® in the U.S. Biogen expects the decreased revenue from these high margin products to reduce its gross margin percentage. Non-GAAP R&D expense is expected to be between $2.3 billion and $2.4 billion, and Non-GAAP SG&A expense is expected to be between $2.6 billion and $2.7 billion. This guidance reflects our expectation that both Non-GAAP R&D and Non-GAAP SG&A expense will increase beginning in the second quarter of 2021 due to new collaborations, program readouts, and aducanumab investments as we prepare for the potential launch.
We expect that we will utilize a portion of the remaining share repurchase authorization of $4,000 million throughout 2021.
This financial guidance does not include any impact from potential acquisitions or large business development transactions, as both are hard to predict, or any impact of potential tax or healthcare reform.
Biogen may incur charges, realize gains or losses, or experience other events or circumstances in 2021 that could cause any of these assumptions to change and/or actual results to vary from this financial guidance.
Biogen does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the Company is unable to predict with reasonable certainty the financial impact of items such as the transaction, integration, and certain other costs related to acquisitions or large business development transactions; unusual gains and losses; potential future asset impairments; gains and losses from our equity security investments; and the ultimate outcome of pending significant litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.
Recent Events
•In April 2021 Biogen and Eisai Co., Ltd. (Eisai) announced the publication of the results from Study 201, a Phase 2b proof-of-concept clinical trial that explored the impact of treatment with lecanemab (BAN2401) on reducing brain amyloid beta and clinical decline, in the journal Alzheimer’s Research and Therapy. The companies also announced that the lecanemab Clarity AD Phase 3 clinical trial completed enrollment in March 2021 with 1,795 symptomatic patients with early Alzheimer’s disease. Biogen is collaborating with Eisai on the development of lecanemab.
•In April 2021 Biogen announced that China’s National Medical Products Administration approved TECFIDERA (dimethyl fumarate) for the treatment of relapsing MS.
•In April 2021 Biogen and Sage announced that the Phase 2 study of BIIB124 (SAGE-324), a GABAA positive allosteric modulator, met its primary endpoint of a statistically significant reduction in tremor score in individuals treated with BIIB124 compared to placebo at Day 29 in adults with essential tremor (p=0.049), corresponding to a 36% reduction in upper limb tremor amplitude from baseline in the BIIB124 group compared to a 21% reduction in the placebo group. Down-titration of dose occurred in 62% of patients who received BIIB124, and discontinuations were noted in 38% of patients receiving BIIB124. Adverse events were generally consistent with the safety profile of BIIB124 seen to date. The most common treatment-emergent adverse events that occurred in ≥10% of patients in the BIIB124 treatment group and at a rate at least twice as high as that of patients in the placebo group were: somnolence 68%; dizziness 38%; balance disorder 15%; diplopia 12%; dysarthria 12%; and gait disturbance 12%. Biogen and Sage are currently planning next steps for development of BIIB124.
•In April 2021 Biogen and Bio-Thera Solutions, Ltd announced that they entered into a commercialization and license agreement to develop, manufacture, and commercialize BAT1806, a Phase 3 clinical stage anti interleukin-6 (IL-6) receptor monoclonal antibody that is a proposed biosimilar referencing ACTEMRA® (tocilizumab). ACTEMRA’s primary indication is for moderate to severe rheumatoid arthritis in adults as well as juvenile idiopathic polyarthritis, systemic juvenile idiopathic arthritis, giant cell arteritis, and cytokine release syndrome. Closing of the transaction is contingent upon completion of review under antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the U.S. The transaction is expected to close in the second quarter of 2021.
•In April 2021 Biogen announced that the European Commission granted marketing authorization for a subcutaneous injection of TYSABRI® (natalizumab) to treat relapsing-remitting MS. The new route of administration offers comparable efficacy and safety to the TYSABRI intravenous formulation building on the therapy’s long-term data, established clinical benefits, and well-characterized safety profile. TYSABRI is the only high-efficacy MS therapy to offer two routes of administration options providing patients and physicians the flexibility to choose the one that best fits their individual needs.
•In the first quarter of 2021 Biogen submitted a Marketing Authorization Application (MAA) to ANVISA in Brazil for aducanumab. This application is currently in queue for review. Biogen also submitted MAAs for aducanumab to Health Canada, the Therapeutic Goods Agency in Australia, and Swissmedic in Switzerland, all of which are subject to agency validation of whether the applications are accepted. Biogen is collaborating with Eisai on the development of aducanumab.
•In the first quarter of 2021 Biogen announced plans to build a new gene therapy manufacturing facility at its Research Triangle Park manufacturing campuses in North Carolina to support its growing gene therapy pipeline across multiple therapeutic areas.

Conference Call and Webcast
The Company’s earnings conference call for the first quarter will be broadcast via the internet at 8:00 a.m. ET on April 22, 2021, and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least one month.

About Biogen
At Biogen, our mission is clear: we are pioneers in neuroscience. Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases as well as related therapeutic adjacencies. One of the world’s first global biotechnology companies, Biogen was founded in 1978 by Charles Weissmann, Heinz Schaller, Kenneth Murray, and Nobel Prize winners Walter Gilbert and Phillip Sharp. Today Biogen has the leading portfolio of medicines to treat multiple sclerosis, has introduced the first approved treatment for spinal muscular atrophy, commercializes biosimilars of advanced biologics, and is focused on advancing research programs in multiple sclerosis and neuroimmunology, Alzheimer’s disease and dementia, neuromuscular disorders, movement disorders, ophthalmology, neuropsychiatry, immunology, acute neurology, and neuropathic pain.
We routinely post information that may be important to investors on our website at www.biogen.com. Follow us on social media - Twitter, LinkedIn, Facebook, YouTube.

Safe Harbor
This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: our strategy and plans; potential of, and expectations for, our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials, and data readouts and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our and our collaboration partners’ products and investigational therapies; the anticipated benefits and potential of investments, collaborations, and business development activities; our future financial and operating results; 2021 financial guidance; plans relating to share repurchases; and the anticipated completion and timing of the proposed transaction with Bio-Thera Solutions, Ltd. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “possible,” “prospect,” “will,” “would,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or the scientific data presented.
These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our products; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; failure to compete effectively due to significant product competition in the markets for our products; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; our dependence on collaborators, joint venture partners, and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with current and potential future healthcare reforms; risks related to commercialization of biosimilars; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; risks relating to the distribution and sale by third parties of counterfeit or unfit versions of our products; risks relating to the use of social media for our business; failure to obtain, protect, and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; risks relating to technology failures or breaches; risks relating to management and key personnel changes, including attracting and retaining key personnel; failure to comply with legal and regulatory requirements; the risks of doing business internationally, including currency exchange rate fluctuations; risks relating to investment in our manufacturing capacity; problems with our manufacturing processes; fluctuations in our effective tax rate; fluctuations in our operating results; risks related to investment in properties; the market, interest, and credit risks associated with our investment portfolio; risks relating to share repurchase programs; risks relating to access to capital and credit markets; risks related to indebtedness; change in control provisions in certain of our collaboration agreements; environmental risks; risks that the proposed transaction with Bio-Thera Solutions, Ltd. will not be completed in a timely manner or at all; the possibility that certain closing conditions to the proposed transaction with Bio-Thera Solutions, Ltd. will not be satisfied; and any other risks and uncertainties that are described in other reports we have filed with the U.S. Securities and Exchange Commission.
These statements are based on our current beliefs and expectations and speak only as of the date of this news release. We do not undertake any obligation to publicly update any forward-looking statements.

Biogen Investor Contact: Biogen Media Contact:
Mike Hencke David Caouette
Biogen Inc. Biogen Inc.
Tel: (781) 464-2442 Tel: (781) 464-3260

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TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended March 31,
	2021	2020
Revenue:
Product, net	$2,211.7	$2,904.6
Revenue from anti-CD20 therapeutic programs	389.0	520.4
Other	93.3	109.3
Total revenue	2,694.0	3,534.3
Cost and expense:
Cost of sales, excluding amortization and impairment of acquired intangible assets	478.1	454.3
Research and development	514.2	476.3
Selling, general and administrative	595.0	570.1
Amortization and impairment of acquired intangible assets	98.1	71.5
Collaboration profit (loss) sharing	68.5	71.8
(Gain) loss on fair value remeasurement of contingent consideration	(33.8)	(4.6)
Acquired in-process research and development	—	75.0
Total cost and expense	1,720.1	1,714.4
Income from operations	973.9	1,819.9
Other income (expense), net	(506.9)	(120.5)
Income before income tax expense and equity in loss of investee, net of tax	467.0	1,699.4
Income tax expense	44.2	292.0
Equity in (income) loss of investee, net of tax	18.2	14.8
Net income	404.6	1,392.6
Net income (loss) attributable to noncontrolling interests, net of tax	(5.6)	(6.5)
Net income attributable to Biogen Inc.	$410.2	$1,399.1

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$2.70	$8.10
Diluted earnings per share attributable to Biogen Inc.	$2.69	$8.08

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	151.9	172.8
Diluted earnings per share attributable to Biogen Inc.	152.3	173.1

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of March 31, 2021	As of December 31, 2020
ASSETS
Cash, cash equivalents and marketable securities	$2,537.5	$2,610.1
Accounts receivable, net	1,854.3	1,913.8
Inventory	1,171.8	1,068.6
Other current assets	1,155.9	1,294.6
Total current assets	6,719.5	6,887.1
Marketable securities	821.9	772.1
Property, plant and equipment, net	3,438.3	3,411.5
Operating lease assets	414.5	433.3
Intangible assets, net	2,988.1	3,084.3
Goodwill	5,763.1	5,762.1
Investments and other assets	3,709.3	4,268.5
TOTAL ASSETS	$23,854.7	$24,618.9

LIABILITIES AND EQUITY
Current liabilities	$3,165.8	$3,742.2
Notes payable	7,267.2	7,426.2
Long-term operating lease liabilities	380.0	402.0
Other long-term liabilities	2,378.5	2,362.4
Equity	10,663.2	10,686.1
TOTAL LIABILITIES AND EQUITY	$23,854.7	$24,618.9

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUE & TOTAL REVENUE
(unaudited, in millions)

	For the Three Months Ended March 31,
	2021			2020
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$162.4	$316.9	$479.3	$775.1	$323.3	$1,098.4
VUMERITY®*	73.6	—	73.6	2.4	—	2.4
Total Fumarate	236.0	316.9	552.9	777.5	323.3	1,100.8

AVONEX®	209.2	101.9	311.1	248.7	117.7	366.4
PLEGRIDY®	32.6	56.8	89.4	43.9	55.7	99.6
Total Interferon	241.8	158.7	400.5	292.6	173.4	466.0

TYSABRI	273.3	230.0	503.3	277.7	244.7	522.4
FAMPYRA®	—	26.6	26.6	—	28.3	28.3

Spinal Muscular Atrophy:
SPINRAZA	148.7	371.8	520.5	235.4	329.6	565.0

Biosimilars:
BENEPALITM	—	121.7	121.7	—	133.5	133.5
IMRALDITM	—	57.9	57.9	—	61.6	61.6
FLIXABITM	—	25.5	25.5	—	23.7	23.7

Other:
FUMADERMTM	—	2.8	2.8	—	3.3	3.3
Total product revenue, net	$899.8	$1,311.9	$2,211.7	$1,583.2	$1,321.4	$2,904.6

*VUMERITY became commercially available in the U.S. in November 2019.

	For the Three Months Ended March 31,
	2021	2020
Product revenue	$2,211.7	$2,904.6
OCREVUS royalties	209.3	162.2
RITUXAN®/GAZYVA® revenue	179.7	358.2
Other revenue	93.3	109.3
Total revenue	$2,694.0	$3,534.3

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
OPERATING EXPENSE & OTHER INCOME (EXPENSE), NET
(unaudited, in millions, except per share amounts)
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	For the Three Months Ended March 31,
	2021	2020
Selling, General and Administrative Expense:
Total selling, general and administrative, GAAP	$595.0	$570.1
Less: other	(0.1)	(1.2)
Total selling, general and administrative, Non-GAAP	$594.9	$568.9

Amortization and Impairment of Acquired Intangible Assets:
Total amortization and impairment of acquired intangible assets, GAAP	$98.1	$71.5
Less: impairment charges A	(44.3)	—
Less: amortization of acquired intangible assets	(53.8)	(71.5)
Total amortization and impairment of acquired intangible assets, Non-GAAP	$—	$—

(Gain) Loss on Fair Value Remeasurement of Contingent Consideration:
Total (gain) loss on fair value remeasurement of contingent consideration, GAAP	$(33.8)	$(4.6)
Less: (gain) loss on fair value remeasurement of contingent consideration	33.8	4.6
Total (gain) loss on fair value remeasurement of contingent consideration, Non-GAAP	$—	$—

Other Income (Expense), net:
Total other income (expense), net, GAAP	$(506.9)	$(120.5)
Less: (gain) loss on equity security investments	436.1	60.9
Less: other	9.4	—
Total other income (expense), net, Non-GAAP	$(61.4)	$(59.6)

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
INCOME TAX, NET INCOME ATTRIBUTABLE TO BIOGEN INC. & DILUTED EPS
(unaudited, in millions, except per share amounts)

	For the Three Months Ended March 31,
	2021	2020
Income Tax Expense:
Total income tax expense, GAAP	$44.2	$292.0
Less: income tax effect related to Non-GAAP reconciling items	109.2	38.4
Total income tax expense, Non-GAAP	$153.4	$330.4

Effective Tax Rate:
Total effective tax rate, GAAP	9.5%	17.2%
Less: impact of GAAP to Non-GAAP adjustments	6.2	0.2
Total effective tax rate, Non-GAAP	15.7%	17.4%

Net Income Attributable to Biogen Inc.:
Total net income attributable to Biogen Inc., GAAP	$410.2	$1,399.1
Less: impairment charges A	44.3	—
Less: amortization of acquired intangible assets	53.8	71.5
Less: acquired in-process research and development	—	75.0
Less: (gain) loss on fair value remeasurement of contingent consideration	(33.8)	(4.6)
Less: (gain) loss on equity security investments	436.1	60.9
Less: net distribution to noncontrolling interests	(5.3)	—
Less: amortization of equity in loss of investee	7.2	17.3
Less: other	9.5	1.2
Less: income tax effect related to Non-GAAP reconciling items	(109.2)	(38.4)
Total net income attributable to Biogen Inc., Non-GAAP	$812.8	$1,582.0

Diluted Earnings Per Share
Total diluted earnings per share, GAAP	$2.69	$8.08
Less: adjustments to GAAP net income attributable to Biogen Inc. (as detailed above)	2.65	1.06
Total diluted earnings per share, Non-GAAP	$5.34	$9.14

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
REVENUE GROWTH AT CONSTANT CURRENCY
(unaudited)
Percentage changes in revenue growth at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. The current period’s foreign currency revenue values are converted into U.S. dollars using the average exchange rates from the prior period.

For the Three Months Ended March 31, 2021
Total Revenue
Revenue growth, as reported	(23.8)%
Less: impact of foreign currency translation and hedging (gains) losses	(1.0)
Revenue growth at constant currency	(24.8)%

Total MS Revenue (including OCREVUS royalties)
Revenue growth, as reported	(25.8)%
Less: impact of foreign currency translation and hedging (gains) losses	—
Revenue growth at constant currency	(25.8)%

Total SPINRAZA Revenue
Revenue growth, as reported	(7.9)%
Less: impact of foreign currency translation and hedging (gains) losses	(3.7)
Revenue growth at constant currency	(11.6)%

Total Biosimilars Revenue
Revenue growth, as reported	(6.3)%
Less: impact of foreign currency translation and hedging (gains) losses	(6.8)
Revenue growth at constant currency	(13.1)%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
FREE CASH FLOW
(unaudited, in millions)
We define free cash flow as net cash provided by (used in) operating activities in the period less capital expenditures made in the period. The following table reconciles net cash provided by (used in) operating activities, a GAAP measure, to free cash flow, a Non-GAAP measure.

	For the Three Months Ended March 31,
	2021	2020
Cash Flow:
Net cash provided by (used in) operating activities	$769.0	$1,467.3
Net cash provided by (used in) investing activities	(64.7)	442.9
Net cash provided by (used in) financing activities	(785.0)	(2,245.3)
Net increase (decrease) in cash and cash equivalents	$(80.7)	$(335.1)

Net cash provided by (used in) operating activities	$769.0	$1,467.3
Less: Purchases of property, plant and equipment	(92.6)	(149.7)
Free cash flow	$676.4	$1,317.6

Notes to GAAP to Non-GAAP Reconciliation
A Amortization and impairment of acquired intangible assets for the three months ended March 31, 2021, compared to the same period in 2020, increased primarily due to the impact of an impairment charge related to vixotrigine (BIIB074). In the periods since we acquired vixotrigine, there have been numerous delays in the initiation of Phase 3 studies for the potential treatment of trigeminal neuraglia (TGN) and for the potential treatment of diabetic painful neuropathy (DPN), another form of neuropathic pain. We have engaged with the U.S. Food and Drug Administration regarding the design of the Phase 3 studies of vixotrigine for TGN and DPN and now plan to perform an additional clinical trial of vixotrigine before initiating a Phase 3 study of DPN.
The performance of this additional clinical trial has delayed the initiation of the Phase 3 studies of vixotrigine for the potential treatment of TGN, and, as a result, we recognized an impairment charge of $44.3 million related to vixotrigine for the potential treatment of TGN during the first quarter of 2021. As of March 31, 2021, the carrying value associated with our remaining vixotrigine IPR&D assets was $135.1 million, all of which is related to DPN.

Use of Non-GAAP Financial Measures
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share - Diluted”:
1. Acquisitions, divestitures and significant collaboration and licensing arrangements
We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses, the acquisitions of assets, significant collaboration and licensing arrangements and items associated with the initial consolidation or deconsolidation of variable interest entities. These adjustments include, but are not limited to, upfront payments in significant collaborations and licensing arrangements, charges for in-process research and development and certain milestones, the amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.
2. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.
3. (Gain) loss on equity security investments
We exclude unrealized and realized gains and losses and discounts or premiums on our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share - diluted.